Exhibit 3.4

CERTIFICATE OF CORPORATE DOMESTICATION

OF

CARTESIAN GROWTH CORPORATION III

The undersigned, a person authorized to sign this Certificate of Corporate Domestication (this “Certificate”) on behalf of Cartesian Growth Corporation III, a Cayman Islands exempted company (“CGC Cayman”), DOES HEREBY CERTIFY as follows:

1.The date on which and the jurisdiction where CGC Cayman was first formed, incorporated, created or otherwise came into being are October 29, 2024, and in the Cayman Islands, respectively.

2.The name of CGC Cayman immediately prior to the filing of this Certificate was “Cartesian Growth Corporation III.”

3.The name of the Delaware corporation as set forth in its certificate of incorporation as filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Factorial Holdings, Inc.” (“CGC Delaware”).

4.The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of CGC Cayman or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate, was the Cayman Islands.

5.The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of CGC Cayman and the conduct of its business or by applicable non-Delaware law, as appropriate.

6.A certificate of incorporation of CGC Delaware is being filed with the Secretary of State of the State of Delaware simultaneously with the filing of this Certificate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed on this the        day of                     , 2026.

CARTESIAN GROWTH CORPORATION III

By:
Name:
Title: